Exhibit 99.1

Regulus Reports Fourth Quarter and Year-End 2014 Financial Results and Recent Highlights

- Achieved Key 2014 ‘Clinical Map Initiative’ Goals to Advance microRNA Therapeutics Pipeline -

- Exceeded Guidance Ending 2014 with $159.7 Million in Cash -

LA JOLLA, Calif., February 18, 2015 – Regulus Therapeutics Inc. (NASDAQ:RGLS), a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs, today reported financial results for the fourth quarter and year ended December 31, 2014, including a summary of recent corporate highlights.

“In 2014 and the start of 2015, Regulus has demonstrated significant progress toward our goal of building a leading biopharmaceutical company dedicated to discovering and developing a new and major class of medicines targeting microRNAs,” said Kleanthis G. Xanthopoulos, Ph.D., President and CEO of Regulus. “In 2014, we achieved key goals under our ‘Clinical Map Initiative’ to advance our microRNA therapeutics pipeline, with the most significant being the human proof-of-concept results demonstrated with RG-101, our wholly-owned GalNAc-conjugated anti-miR-122 for the treatment of HCV. We are pleased with our continued execution and our ‘Clinical Map Initiative’ goals for 2015 remain on track.”

Paul Grint, M.D., Chief Medical Officer of Regulus, added, “Our scientific accomplishments in 2014 positioned Regulus for an exciting year focused on the growth of our clinical portfolio. Currently, we are preparing to initiate Phase II studies for RG-101 in multiple countries and our first clinical studies for RG-012, an anti-miR targeting microRNA-21, to treat a devastating orphan disease with no approved therapy called Alport syndrome. Throughout the year, we look forward to reporting progress on these goals and on the overall advancement of our portfolio.”

Fourth Quarter 2014 and Recent Highlights

•

Achieved Human Proof-of-Concept with RG-101 in HCV. Treatment with a single subcutaneous dose of either 2 mg/kg or 4 mg/kg of RG-101, a GalNAc-conjugated anti-miR targeting microRNA-122 (“miR-122”), as monotherapy resulted in significant and sustained viral load reductions in all treated HCV patients, including patients with difficult to treat genotypes, various liver fibrosis status and those who have experienced viral relapse after a prior IFN-containing regimen. At day 29, mean viral load reductions of 4.8 log10 and 4.1 log10 were demonstrated in the 4 mg/kg and 2 mg/kg single dose cohorts, respectively. At day 57, 15 out of 28 patients treated with one single administration of either 2 mg/kg or 4 mg/kg of RG-101 had HCV RNA levels below the limit of quantification and 12 out of these 15 treated patients had HCV RNA levels that cannot be detected. To date, RG-101 has a favorable safety profile with no serious adverse events or discontinuations reported in the treated HCV patients. Under the ‘Clinical Map Initiative’, Regulus expects to initiate Phase II studies investigating RG-101 in combination with oral direct-acting antiviral agents and further as a single agent (single or multiple doses of RG-101) in the second quarter of 2015.

•	Enhanced Preclinical Profile of RG-012 with Data at Kidney Week. RG-012 is a single-stranded, chemically modified oligonucleotide that binds to and inhibits the function of microRNA-21 (“miR-21”) for the treatment of renal dysfunction in Alport syndrome patients. Alport syndrome is a life-threatening, genetic kidney disease driven by mutations in specific collagen. By inhibiting miR-21, which is highly overexpressed in animal models of Alport syndrome, RG-012 is intended to act by reducing the severity of fibrosis, which then may reduce the rate of decline of renal function in Alport syndrome patients. At the American Society of Nephrology Kidney Week 2014 meeting, Regulus and its strategic alliance partner, Genzyme (a Sanofi company) presented preclinical data demonstrating that treatment with RG-012 was shown to protect kidney function better than Sanofi’s ACE inhibitor, ramipril, alone, and an additive therapeutic effect was observed in combination with ramipril. Under the ‘Clinical Map Initiative’, Regulus plans to enroll up to 120 Alport syndrome patients in a global natural history of disease study called ATHENA, designed to characterize the natural decline of renal function as measured by established renal markers in Alport syndrome patients over time. In the first half of 2015, Regulus plans to initiate a Phase I study to evaluate the safety and tolerability of RG-012 in healthy volunteers and a Phase II proof-of-concept study thereafter.

•	Advanced Preclinical microRNA Portfolio, Independently and with Strategic Partners. Regulus continued to pursue several undisclosed microRNA targets, mainly for oncology and orphan disease indications. In addition to its internal research efforts, Regulus advanced several programs with its strategic alliance partners, microRNA-103/107 for the treatment of metabolic diseases and microRNA-19 for oncology indications with AstraZeneca, microRNA-221 and miR-21 for hepatocellular carcinoma and miR-21 for renal fibrosis (RG-012) with Sanofi. Under the ‘Clinical Map Initiative’, Regulus expects to nominate at least one additional microRNA candidate for clinical development in 2015, either independently or with a partner.

•	Earned Milestone Payment from Biogen Idec for Biomarkers. Under its research collaboration with Biogen Idec to identify microRNAs as biomarkers for multiple sclerosis (“MS”), Regulus’ microMarkersSM division used its robust technology platform to successfully meet quality specifications for extracting and reproducibly profiling microRNAs from an initial set of whole blood samples of a recent Biogen Idec MS therapy trial. Under the ‘Clinical Map Initiative’, Regulus microMarkersSM aims to (i) identify a microRNA biomarker signature with the potential to differentiate relapse remitting MS patients from healthy volunteers and to compare with treatment response profiles with Biogen Idec; (ii) profile serum samples from healthy volunteers and HCV patients in the completed study of RG-101 to identify potential microRNA signatures; and (iii) profile urine and blood samples from Alport syndrome patients in ATHENA to potentially identify a clinically useful microRNA signature.

“Our scientific research in 2014 and the recent period have provided key data to support the growth of our clinical pipeline, our early discovery efforts and our biomarkers work,” said Neil W. Gibson, Ph.D., Chief Scientific Officer of Regulus. “We continue to pursue opportunities where we can apply our oligonucleotide drug discovery and development expertise to validated microRNA targets. Under our ‘Clinical Map Initiative’ goals for 2015, we aim to nominate one additional microRNA candidate for clinical development and expand our biomarkers work to support our clinical pipeline and our collaborators’ programs.”

Fourth Quarter and Year-End 2014 Financial Results

Regulus reported a net loss of $22.2 million and $56.7 million for the quarter and year ended December 31, 2014, respectively, compared to a net loss of $1.9 million and $18.7 million for the same periods in 2013. Basic and diluted net loss per share was $0.47 for the quarter ended December 31, 2014, respectively, compared to basic and diluted net loss per share of $0.05 and $0.11 for the same period in 2013. Basic and diluted net loss per share was $1.29 for the year ended December 31, 2014, compared to $0.49 for the same period in 2013.

Regulus recognized revenue of $4.2 million and $7.7 million for the quarter and year ended December 31, 2014, respectively, compared to $5.5 million and $19.6 million for the same periods in 2013. Revenue during these periods consisted primarily of amortization of up-front payments received from our strategic alliances and collaborations, which is recognized over the estimated period of performance.

Research and development expenses were $10.5 million and $41.0 million for the quarter and year ended December 31, 2014, respectively, compared to $8.2 million and $29.9 million for the same periods in 2013. This increase was primarily driven by Phase I clinical study costs for RG-101, an increase in IND-enabling costs for RG-012 and the continued advancement of other preclinical development programs.

General and administrative expenses were $3.3 million and $11.5 million for the quarter and year ended December 31, 2014, respectively, compared to $1.9 million and $7.4 million for the same periods in 2013. This increase was primarily driven by an increase in salaries and related employee costs and other operating expenses associated with general business activities.

Net loss for the quarter and year ended December 31, 2014 included a non-cash charge of $12.7 million and $12.1 million, respectively, from the change in value of our convertible note payable. Net loss for the quarter and year ended December 31, 2013 included a non-cash gain of $2.6 million and a non-cash charge of $1.1 million, respectively. Changes in value were primarily driven by changes in our stock price during the respective periods.

As of December 31, 2014, Regulus had $159.7 million in cash, cash equivalents and short-term investments, debt with a principal balance of $5.4 million and 48,944,530 shares of common stock outstanding.

2015 Financial Guidance

Regulus expects to end 2015 with greater than $100.0 million in cash, cash equivalents and short-term investments.

“Regulus continues to maintain a solid balance sheet, with $159.7 million in cash at the end of 2014,” said David Szekeres, Chief Business Officer and General Counsel of Regulus. “We believe this balance sheet and our disciplined financial strategy will allow us to execute our ‘Clinical Map Initiative’ goals and provide us with sufficient runway to grow our pipeline.”

Conference Call & Webcast Information

Regulus will host a conference call and webcast at 5:00 p.m. Eastern Standard Time today to discuss its fourth quarter and year-end 2014 financial results, recent company highlights and its expectations for 2015. A live webcast of the call will be available online at www.regulusrx.com. To access the call, please dial (877) 257-8599 (domestic) or (970) 315-0459 (international) and refer to conference ID 87438466. To access the telephone replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 87438466. The webcast and telephone replay will be archived on the company’s website following the call.

About Regulus

Regulus Therapeutics Inc. (NASDAQ:RGLS) is a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a well-balanced microRNA therapeutics pipeline complemented by a maturing microMarkersSM biomarkers platform and a rich intellectual property estate to retain its domain dominant leadership in the microRNA field. Under its ‘Clinical Map Initiative’, Regulus is developing RG-101, a GalNAc-conjugated anti-miR targeting microRNA-122 for the treatment of chronic hepatitis C virus infection, and RG-012, an anti-miR targeting microRNA-21 for the treatment of Alport syndrome, a life-threatening kidney disease driven by genetic mutations with no approved therapy. Regulus is also advancing several programs toward clinical development in orphan disease indications, oncology and fibrosis. Regulus’ commitment to innovation has resulted in multiple peer-reviewed publications in notable scientific journals and has resulted in the formation of strategic alliances with AstraZeneca and Sanofi and a research collaboration with Biogen Idec focused on microRNA biomarkers. Regulus maintains its corporate headquarters in La Jolla, CA. For more information, please visit http://www.regulusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with financial estimates (including Regulus’ projected cash at the end of 2015), the projected sufficiency of Regulus’ capital position for future periods, the expected ability of Regulus to undertake certain activities and accomplish certain goals

(including with respect to development and other activities related to RG-012 and RG-101 and with respect to the nomination of a third microRNA candidate for clinical development), the projected timeline of clinical development activities, and expectations regarding future therapeutic and commercial potential of Regulus’ business plans, technologies and intellectual property related to microRNA therapeutics or the Regulus microMarkersSM division being discovered and developed by Regulus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Regulus’ financial position and programs are described in additional detail in Regulus filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenues:
Revenue under strategic alliances	$4,219	$5,454	$7,669	$19,569

Total revenues	4,219	5,454	7,669	19,569
Operating expenses:
Research and development	10,474	8,232	41,046	29,942
General and administrative	3,278	1,884	11,533	7,429

Total operating expenses	13,752	10,116	52,579	37,371

Loss from operations	(9,533)	(4,662)	(44,910)	(17,802)
Other (expense) income, net	(12,635)	2,716	(11,769)	(889)

Loss before income taxes	(22,168)	(1,946)	(56,679)	(18,691)
Income tax (benefit) expense	—	(19)	1	(23)

Net loss	$(22,168)	$(1,927)	$(56,680)	$(18,668)

Net loss per share:
Basic	$(0.47)	$(0.05)	$(1.29)	$(0.49)

Diluted	$(0.47)	$(0.11)	$(1.29)	$(0.49)

Weighted average shares used to compute net loss per share:
Basic	46,863,382	41,779,422	44,090,165	38,479,447

Diluted	46,863,382	43,191,081	44,090,165	38,479,447

Regulus Therapeutics Inc.

Condensed Balance Sheets

(In thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets
Cash, cash equivalents and short-term investments	$159,743	$114,005
Other current assets	5,208	3,177
Non-current assets	6,529	5,883

Total assets	$171,480	$123,065

Liabilities and stockholders’ equity
Current liabilities	$8,698	$5,482
Total deferred revenue	6,349	11,388
Convertible notes payable, at fair value	23,397	11,279
Other long-term liabilities	1,022	1,459
Stockholders’ equity	132,014	93,457

Total liabilities and stockholders’ equity	$171,480	$123,065

Investor Relations Contact:

Amy Conrad

Senior Director, Investor Relations and Corporate Communications

Regulus Therapeutics Inc.

858-202-6321

aconrad@regulusrx.com

Media Contact:

Liz Bryan

Spectrum Science

lbryan@spectrumscience.com

202-955-6222 x2526